Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS THIRD QUARTER 2014 RESULTS

Third Quarter Net Sales Increase 10% to $894 Million; Diluted EPS Increases 24% to $1.96

Updates Full Year Guidance and Provides Fourth Quarter Guidance

Board of Directors Authorizes $1 Billion Share Repurchase Program

Richardson, TX. November 11, 2014 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the third quarter ended October 4, 2014.

Third Quarter Highlights

•                  Net sales grew in all business segments:

•                  Wholesale net sales increased 10%, with increases in all wholesale segments

•                  Direct to consumer net sales increased 11%

•                  Global comparable store sales declined slightly, with a decrease in North America largely offset by increases in Europe and Asia Pacific

•                  Net sales of watches increased 12%

•                  Net sales of jewelry increased 23%

The Company reported net income for the third quarter of fiscal 2014 of $103.7 million, or $1.96 per diluted share, compared to $89.7 million or $1.58 per diluted share for the third quarter of fiscal 2013.  The increase in diluted earnings per share resulted from operating income growth driven by increased sales and the benefit of a lower share base.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “The third quarter marked another strong period for our company.  We reported better-than-expected top and bottom line results, advanced many of the strategic initiatives that we expect will continue our favorable performance in the future and returned value to shareholders by capitalizing on our strong balance sheet and executing our share repurchase program.  The quarter was highlighted by growth across our major geographies and driven by strength in our multi-brand watch portfolio, jewelry and our Fossil and Skagen lifestyle brands.  We launched our Tory Burch watch collection — adding another powerful brand to our portfolio and furthering our Swiss watch initiative.  We announced a partnership with Intel to support our wearable technology initiatives and just today, we announced the renewal of our licensing agreement with Michael Kors for ten years.  Our overarching goal is to consistently deliver profitable top-line growth while investing in high return initiatives that can fuel our momentum over the long term and we believe fiscal 2014 is shaping up to represent a year of progress toward this objective.”

Mr. Kartsotis concluded, “Our consistent performance continues to demonstrate the strength of our portfolio of owned and licensed lifestyle brands, the innovation in our designs, the power of our global distribution model, and the disciplined execution of our growth strategies by our team.  We continue to expect to capitalize on our strengths as we look to take advantage of the white space opportunities that exist for our company across geographies, categories, price points and channels of distribution.  We also expect to drive efficiencies in our operating structure as we leverage the investments we have made over the past few years.  All of this positions us well to consistently drive profitable growth into the future.  Over the long term, we are very excited about our future and are well positioned to deliver sustained growth and outstanding returns for our shareholders.”

Operating Results

The translation impact of a weaker U.S. dollar increased the Company’s reported net sales by $2.8 million during the fiscal third quarter.  The following discussion of the Company’s net sales is based on constant dollar performance.

Third quarter 2014 worldwide net sales rose 10% or $81.3 million, reflecting sales growth in each of the Company’s wholesale segments and direct to consumer segment.  This sales increase was driven by strong growth in the Company’s multi-brand global watch portfolio as well as growth in the SKAGEN® and FOSSIL® brands.  Jewelry sales increased significantly during the quarter, while sales of leathers declined.

Net sales from the North America wholesale segment increased 6%, or $19.1 million, compared to the third quarter of fiscal 2013.  Growth in watches and jewelry drove the North American sales increase and were partially offset by a decline in leathers.  Increases in wholesale shipments to major department store accounts and boutiques in the United States drove the regional performance.

Europe wholesale net sales rose 15%, or $30.5 million, compared to the third quarter of fiscal 2013.  Strong high-teen growth in watches and jewelry drove the European sales increase and were partially offset by a decline in leathers. All European markets posted sales increases, with the strongest performance coming from the United Kingdom, France and Germany.

Asia Pacific wholesale net sales rose 11%, or $11.1 million, compared to the third quarter of fiscal 2013.  Double digit growth in watches and a positive contribution from leathers drove the increase.  The majority of markets contributed to the sales growth, with particularly strong growth in Japan and India.

Direct to consumer net sales for the third quarter of fiscal 2014 increased 11%, or $20.6 million, compared to the third quarter of fiscal 2013.  The sales increase was primarily driven by the expansion of the global retail store base, as global comparable store sales declined slightly, with a decrease in North America largely offset by increases in Europe and Asia Pacific.  Comparable sales were relatively flat in watches and jewelry with a slight decline in leathers.

During the third quarter of fiscal 2014, gross margin decreased 50 basis points to 56.9%, driven by the impact of increased promotional activity in the outlet channel, partially offset by the favorable impact of regional distribution mix given the growth in international markets.

The Company’s operating expenses increased during the third fiscal quarter due to the expansion of the Company’s retail store and concession base, advertising royalties, brand building, customer engagement activities and marketing.  The Company’s operating expense rate decreased 40 basis points to 39.6% compared to 40.0% of net sales in the third quarter of fiscal 2013.

Operating income for the third quarter of fiscal 2014 increased 10%, or $13.9 million, compared to the prior fiscal year third quarter.  Operating margin decreased 10 basis points to 17.3% of net sales, compared to 17.4% of net sales for the same period last fiscal year.

During the fiscal third quarter, interest expense increased $0.8 million to $3.8 million and other income increased $1.9 million to $2.2 million as a result of net gains on foreign currency contracts and account balances.

The Company’s effective income tax rate in the third quarter of fiscal 2014 was 30.6%, compared to 33.2% in the third quarter of fiscal 2013.

Share Repurchase

During the third quarter of fiscal 2014, the Company invested $133.8 million to repurchase 1.3 million shares of its common stock at an average price of $101 per share leaving $175 million remaining on its existing share repurchase authorizations at the end of the fiscal quarter.  On November 10, 2014, the board of directors authorized a new $1 billion share repurchase program, which will expire in December 2018.

Sales and Earnings Guidance

For the full 2014 fiscal year, the Company now expects:

•                  Net sales to increase approximately 8.5% to 9.5%; including the impact of the additional week that occurred in the first fiscal quarter for the current 53-week year and the recent decline in foreign currency, primarily related to the Euro.

•                  Operating margin in a range of 15.8% to 16.4%

•                  Diluted earnings per share in a range of $7.00 to $7.30

For the fourth quarter of fiscal 2014, the Company expects:

•                  Net sales to increase approximately 3% to 6%, which includes an estimated negative 250 basis point growth rate impact due to foreign currency translation

•                  Operating margin in a range of 19.8% to 21.3%

•                  Diluted earnings per share in a range of $2.91 to $3.21

The Company’s guidance assumes that current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels, which includes the decline in the Euro that occurred at the end of the third quarter and an estimated $0.05 - $0.10 charge per diluted share associated with previously disclosed changes to its North American retail store portfolio.  The Company’s fiscal 2014 includes 53 weeks compared to 52 weeks in fiscal 2013.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods, accessories and clothing.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 580 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 40 Weeks Ended	For the 39 Weeks Ended
Statement Data (in millions, except per share data):	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
Net sales	$894.5	$810.4	$2,444.8	$2,197.5
Cost of sales	385.5	345.4	1,047.9	945.2
Gross profit	509.0	465.0	1,396.9	1,252.3
Gross margin	56.9%	57.4%	57.1%	57.0%
Operating expense	354.1	324.0	1,052.5	910.0
Operating expense (% of net sales)	39.6%	40.0%	43.0%	41.4%
Operating income	154.9	141.0	344.4	342.3
Operating margin	17.3%	17.4%	14.1%	15.6%
Interest expense	3.8	3.0	11.4	6.0
Other expense (income) — net	(2.2)	(0.3)	(0.8)	(9.1)
Income before income taxes	153.3	138.3	333.8	345.4
Tax provision	46.9	45.9	103.3	108.6
Less: Net income attributable to noncontrolling interest	2.7	2.7	7.9	7.2
Net income attributable to Fossil Group, Inc.	$103.7	$89.7	$222.6	$229.6
Basic earnings per share	$1.97	$1.59	$4.16	$3.95
Diluted earnings per share	$1.96	$1.58	$4.15	$3.93
Weighted average common shares outstanding:
Basic	52.7	56.5	53.5	58.2
Diluted	52.9	56.7	53.7	58.4

Consolidated Balance Sheet Data (in	October 4,	September 28,
millions):	2014	2013
Assets:
Cash and cash equivalents	$218.1	$228.9
Accounts receivable-net	395.8	360.6
Inventories	695.2	656.6
Other current assets	186.4	109.4
Total current assets	$1,495.5	$1,355.5

Property, plant and equipment - net	$354.9	$351.6
Goodwill	201.0	205.0
Intangible and other assets - net	185.5	178.1
Total long-term assets	$741.4	$734.7

Total assets	$2,236.9	$2,090.2
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$477.8	$422.6
Short-term debt	15.2	14.6
Total current liabilities	$493.0	$437.2

Long-term debt	$607.9	$468.4
Other long-term liabilities	174.7	145.8
Total long-term liabilities	$782.6	$614.2

Stockholders’ equity	$961.3	$1,038.8

Total liabilities and stockholders’ equity	$2,236.9	$2,090.2

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 40 Weeks Ended	For the 39 Weeks Ended
Business Segment Net Sales (in millions)	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
Wholesale:
North America	$319.1	$300.7	$857.13	$816.58
Europe	242.2	209.5	650.2	554.2
Asia Pacific	116.7	104.8	325.9	287.8
Total wholesale	678.0	615.0	1,833.2	1,658.5

Direct to consumer	216.5	195.4	611.6	539.0

Total net sales	$894.5	$810.4	$2,444.8	$2,197.5

Product Category Information

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 40 Weeks Ended	For the 39 Weeks Ended
Product Sales (in millions)	October 4, 2014	September 28, 2013	October 4, 2014	September 28, 2013
Watches	$696.3	$619.1	$1,908.9	$1,679.3
Leathers	108.0	114.7	295.0	309.2
Jewelry	70.7	57.3	183.4	146.7
Other	19.5	19.3	57.5	62.3
Total net sales	$894.5	$810.4	$2,444.8	$2,197.5

Store Count Information

	October 4, 2014			September 28, 2013
	North America	Other International	Total	North America	Other International	Total
Full price accessory	119	167	286	115	162	277
Outlets	137	94	231	115	73	188
Clothing	30	2	32	30	2	32
Full price multi-brand	6	26	32	6	22	28
Total stores	292	289	581	266	259	525

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended October 4, 2014			Net Sales For the 40 Weeks Ended October 4, 2014
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$319.1	$(0.7)	$319.8	$857.1	$(2.9)	$860.0
Europe	242.2	2.2	240.0	650.2	18.0	632.2
Asia Pacific	116.7	0.7	116.0	325.9	(2.5)	328.4
Total wholesale	678.0	2.2	675.8	1,833.2	12.6	1,820.6

Direct to consumer	216.5	0.6	215.9	611.6	2.8	608.8

Total net sales	$894.5	$2.8	$891.7	$2,444.8	$15.4	$2,429.4

END OF RELEASE